China Gengsheng Minerals, Inc. Reports Third Quarter 2008 Financial Results

- Teleconference to Be Held Monday, November 17, at 8:00 a.m. EST -

Gongyi, China, November 17, 2008 –- China Gengsheng Minerals, Inc. (OTCBB: CHGS) ("Gengsheng" or "the Company"), a materials technology company in China with products capable of withstanding high temperature, saving energy and boosting productivity in certain industries such as steel and oil, today announced its financial results for the third quarter and nine months ended September 30, 2008.

Third Quarter 2008 Financial Results

For the third quarter of 2008, revenue rose 25.1% to $12.9 million from the same period of 2007.

Sales contribution from the refractory products was 90.5% versus 95.5% in third quarter 2007; industrial ceramics: 2.1% versus 3.7% in third quarter 2007; and fracture proppants: 7.5% versus 0.9% in third quarter2007.

"Despite the dramatic downturn in the Chinese steel industry, we continued to achieve revenue growth in the third quarter," said Mr. Shunqing Zhang, Chairman, President and CEO of Gengsheng. "During the quarter, we experienced pressure arising from higher raw material prices and production cutbacks due to Chinese government's policy during the Beijing Olympics. Steel factories were especially hard hit as a result."

Mr. Zhang continued, "With that said, I am encouraged by the recent $589-billion stimulus package unveiled by the Chinese government in addition to the lowering of interests rates. The emphasis on improvements in rural construction and in roads and ports could indeed revive demand for our large customers’ products in the steel and oil sectors. While we wait for the economy to strengthen, management has taken several steps to adjust to the current environment: 1) concentrate on our receivables collection to enhance our operating cash flow, 2) to conserve cash, we are putting on hold our fine precision abrasives project, 3) we are renewing and adding new bank loans to improve our cash flow and financial flexibility, and 4) we may reduce production of certain refractory products to match the current market condition."

Mr. Zhang concluded, "For the fourth quarter of 2008, we expect to see a slight improvement in our revenue and net income over the third quarter with the upside depending upon the government stimulus and the thawing of the global credit market. And this new outlook replaces our earlier guidance."

Gross profit was $4.1 million compared with $4.5 million in the same period of 2007. Gross margin was 31.7%, versus 43.8% in the same period of 2007. The decline in gross margin was primarily because of the generally rising costs for bauxite-based raw materials. One factor affecting raw material costs was the government’s policy to temporarily idle manufacturing facilities during the Beijing Olympics.

Selling expenses were $2.7 million compared with $1.9 million in the same period of 2007, reflecting costs associated with rising payments to sales personnel as well as fees paid to meet the requirements for a publicly traded Company.

The effective tax rate was 8.1% compared with 14.7% in the same period of 2007, due to declining profits.

Net income was $1.2 million compared with $2.1 million in the same period of 2007. Earnings per diluted share were $0.05 compared with $0.09 in the same period of 2007.

Nine Months 2008 Financial Results

For the first nine months ended September 30, 2008, revenue rose 27.8% to $36.8 million from the same period of 2007.

Sales contribution from the refractory products was 88.5% versus 93.9% in the same period of 2007; industrial ceramics were 3.3% versus 5.4% in the same period of 2007; and fracture proppants were 8.3% versus 0.7% in the same period of 2007.

Gross profit was $13.1 million compared with $11.7 million in the same period of 2007. Gross margin was 35.5% compared with 40.7% in the same period of 2007. Total operating expenses were $7.5 million compared with $5.7 million in the same period of 2007. The effective tax rate was 9.2% compared with 13.9% in the same period of 2007.

Net income was $4.7 million compared with $5.0 million in the same period of 2007. Earnings per diluted share were $0.19 compared with $0.23 in the same period of 2007.

Liquidity Condition

The Company generated a positive net operating cash flow of $8.5 million in the first nine months of 2008, compared with a net operating cash outflow of $4.8 million in the same period of 2007. Capital expenditures in the first nine months of 2008 were $4.5 million compared with $2.1 million in the same period of 2007.

As of September 30, 2008, net working capital was $27.3 million compared with $27.8 million at June 30, 2008. The Company's total cash and cash equivalents were $566,341 compared to $931,986 at June 30, 2008. The Company’s Days of Sales Outstanding (DSO) were 203 days, a slight improvement from 210 days as recorded at June 30, 2008. Total shareholders' equity increased to $43.9 million as of September 30, 2008, from $42.8 million at June 30, 2008.

Total shares outstanding on a fully diluted basis remained the same at 24.2 million as of September 30, 2008.

Operational Highlights

On August 25, 2008, the Company announced that it has established a $1.17 million (RMB 8 million) credit line with Gongyi Chengzhong Agriculture Credit Cooperative in Henan Province. It is available through August 14, 2009, and secured by certain assets of Henan Gengsheng Refractories Co., Ltd., the Company’s wholly owned subsidiary.

On October 30, 2008, the Company announced that it has signed a six-month loan agreement with Shanghai Pudong Development Bank ("Pudong Bank") for $1.5 million (RMB 10 million). The Company intends to use the loan for general corporate purposes.

Conference Call

The Company will host a conference call, to be simultaneously Webcast, on Monday, November 17, 2008, at 8:00 a.m. Eastern Standard Time / 9:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing +1-877-407-8035 (North America) or +1-201-689-8035 (International) 10 minutes before the call start time. A live Webcast of the conference call will be available on the English version of the Gengsheng Website at http://www.gengsheng.com.

A replay of the call will be available through Thursday, November 20, 2008 at 11:59 p.m. Eastern Standard Time. Interested parties may access the replay by dialing +1-877-660-6853 (North America) or + 1-201-612-7415 (International) and entering account number 286 and conference ID number 302209.

About China Gengsheng Minerals, Inc.

China Gengsheng Minerals, Inc. ("Gengsheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics and fracture proppants. A market leader offering customized solutions, Gengsheng sells its products primarily to the iron-and-steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment while reducing their consumption of energy. Founded in 1986 and based in China’s Henan province, Gengsheng currently has over 200 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and in 11 other countries. Gengsheng conducts business through Gengsheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan Gengsheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd. and Henan Gengsheng High Temperature Materials Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.

Safe Harbor Statement

This press release may contain certain "forward-looking statements" relating to the business of China Gengsheng Minerals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company’s ability to market its products and services internationally; the Company’s ability to meet its projected output for the term of the supply contracts; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

In China:
Mr. Fulong Zheng
Investor Relations
China Gengsheng Minerals, Inc.
Tel: +86-371-6405-9846
Email: gszfl@gengsheng.com

In the U.S.:
Valentine Ding
Investor Relations
Grayling Global
Tel: +1-646-284-9412
Email: vding@hfgcg.com

- FINANCIAL TABLES TO FOLLOW -

China GengSheng Minerals, Inc.
Condensed Consolidated Balance Sheets

	As of	As of
	September 30,	December 31,
	2008	2007
(Stated in US Dollars)	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$566,341	$1,964,390
Restricted cash	2,048,200	274,200
Trade receivables	28,781,001	22,721,052
Bills receivable	536,921	6,065,681
Other receivables and prepayments	3,383,761	3,042,086
Advances to staff	951,669	728,822
Inventories	12,479,112	8,060,249
Deferred tax assets	35,452	50,554

Total current assets	48,782,457	42,907,034
Deposits for acquisition of property, plant and equipment	4,816,960	1,073,684
Deposits for acquisition of intangible asset-patented technology	585,200	534,690
Goodwill	441,089	-
Intangible asset	365,750	342,750
Property, plant and equipment, net	10,233,630	8,733,367
Land use right	961,030	916,167

Total assets	$66,186,116	$54,507,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$8,101,180	$5,324,108
Bills payable	4,096,400	548,400
Other payables and accrued expenses	6,539,215	3,505,199
Income taxes payable	504,103	750,140
Non-interest-bearing loans	336,490	515,001
Secured short-term bank loans	1,901,900	6,484,830

Total current liabilities	21,479,288	17,127,678
Deferred income	658,350	-
Deferred tax liabilities	-	14,995

Total liabilities	22,137,638	17,142,673

COMMITMENTS AND CONTINGENCIES

MINORITY INTERESTS	194,059	184,643

STOCKHOLDERS' EQUITY
Preferred stock - $0.001 par value 50,000,000 shares authorized, no shares
issued and outstanding	-	-
Common stock - $0.001 par value 100,000,000 shares authorized,
24,038,183 shares issued and outstanding	24,038	24,038
Additional paid-in capital	19,608,044	19,608,044
Statutory and other reserves	6,723,050	6,723,050
Accumulated other comprehensive income	4,294,154	2,318,600
Retained earnings	13,205,133	8,506,644
Total stockholders' equity	43,854,419	37,180,376
Total liabilities and stockholders' equity	$66,186,116	$54,507,692

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Income and Other Comprehensive Income

	For the Nine Months Ended		For the Three Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
(Stated in US Dollars)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Sales	$36,816,119	$28,802,975	$12,862,425	$10,284,872
Cost of goods sold	(23,735,421)	(17,071,233)	(8,785,806)	(5,781,750)

Gross profit	13,080,698	11,731,742	4,076,619	4,503,122

Operating expenses
General and administrative expenses	2,744,527	2,007,213	1,095,089	792,300
Amortization and depreciation	237,671	159,445	77,683	56,349
Selling expenses	4,474,375	3,502,813	1,511,888	1,061,074

Total operating expenses	7,456,573	5,669,471	2,684,660	1,909,723

Net operating income	5,624,125	6,062,271	1,391,959	2,593,399

Other income (expenses)
Government grant income	61,586	72,113		513
Interest income	9,151	52,840	6,205	47,572
Other income	111,764	2,503	75,998	1,812
Finance costs	(623,983)	(395,436)	(198,548)	(134,006)

Total other (expenses)	(441,482)	(267,980)	(116,345)	(84,109)

Income before income taxes and	5,182,643	5,794,291	1,275,614	2,509,290
minority interests

Income taxes	(474,738)	(805,784)	(102,919)	(369,523)

Income before minority interests	4,707,905	4,988,507	1,172,695	2,139,767

Minority interests	(9,416)	(35,540)	22,614	(7,319)

Net income	4,698,489	4,952,967	1,195,309	2,132,448

Other comprehensive income
Foreign currency translation adjustments	1,975,554	1,023,304	(103,328)	462,780

Total comprehensive income	6,674,043	5,976,271	1,091,981	2,595,228

Earnings per share
-Basic	0.20	0.24	0.05	0.09
-Diluted	0.19	0.23	0.05	0.09

Weighted average number of shares
-Basic	24,038,183	21,052,317	24,038,183	24,038,183
-Diluted	24,157,176	21,142,016	24,157,176	24,202,970

China GengSheng Minerals, Inc.
Condensed Consolidated Statements of Cash Flows

	For the Nine Months
	Ended September 30,
	2008	2007
(Stated in US Dollars)	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$4,698,489	$4,952,967
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation	654,461	397,063
Amortization of land use right	16,282	11,852
Deferred taxes	2,443	243,433
Minority interests	9,416	35,540
Changes in operating assets and liabilities:
Restricted cash	(1,720,440)	(1,110,440)
Trade receivables	(4,444,439)	(6,419,500)
Bills receivables	5,816,915	(3,929,327)
Other receivables and prepayments	(944,947)	(998,594)
Advances to staff	(163,455)	(27,658)
Inventories	(3,660,509)	(99,732)
Other payables and accrued expenses	2,705,555	336,788
Trade payables	2,371,340	450,497
Bills payables	3,440,880	1,110,440
Income tax payable	(290,439)	255,931

Net cash flows provided by (used in) operating activities	8,491,552	(4,790,740)

Cash flows from investing activities
Payments for acquisition of property, plant and equipment	(4,494,284)	(2,063,800)
Net cash paid to acquire Shunda	(875,294)	-

Net cash flows used in investing activities	(5,369,578)	(2,063,800)

Cash flows from financing activities
Proceeds from bank loans		8,491,600
Repayment to bank loans	(4,917,591)	(4,572,400)
Repayment of non-interest-bearing loans	(208,802)	(477,090)
Cash acquired from RTO	-	3,036
Share issue expenses paid	-	(321,295)
Proceeds from issuance of shares, net of direct
share issue expenses of $1,504,310	-	8,495,690
Government grant received	645,165	-
Net cash flows (used in) provided by financing activities	(4,481,228)	11,619,541

Effect of foreign currency translation on cash and cash equivalents	(38,795)	109,835

Net (decrease) increase in cash and cash equivalents	(1,398,049)	4,874,836
Cash and cash equivalents - beginning of period	1,964,390	426,099
Cash and cash equivalents - end of period	566,341	5,300,935

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	(290,439)	238,954
Income taxes	768,911	314,136
Non-cash financial activities:
Issuance of placement agent warrants	-	748,034